Exhibit 1

JOINT FILING AGREEMENT

This joint filing agreement (this “Agreement”) is made and entered into as of this 1st day of February, 2022, by and between Battery Future Sponsor LLC and Kristopher Salinger.

The parties to this Agreement hereby acknowledge and agree that the foregoing statement on Schedule 13G in respect of the Class A Ordinary Shares, par value $0.0001 per share, of Battery Future Acquisition Corp. (to which this Agreement is an exhibit) is filed on behalf of each of the parties to this Agreement and that all subsequent amendments to this statement on Schedule 13G may be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The parties to this Agreement acknowledge that each shall be responsible for the timely filing of the Schedule 13G and any such amendments thereto, and for the completeness and accuracy of the information concerning him or it contained herein or therein, but shall not be responsible for the completeness and accuracy of the information concerning the other persons making the filing, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Battery Future Sponsor LLC By: Battery Future Manager LLC, its Manager

By:	/s/ Kristopher Salinger
Name: Kristopher Salinger
Title: Sole Member

/s/ Kristopher Salinger Kristopher Salinger